EXHIBIT 10.4

                              BELMONT NATIONAL BANK

                        EXECUTIVE PHANTOM STOCK AGREEMENT


     THIS AGREEMENT is made this____ day of____________, 19__, by and between the BELMONT NATIONAL BANK, a national banking association located in St. Clairsville, Ohio (the "Company"), and ____________________________ (the
"Executive").

                                  INTRODUCTION

WITNESSETH:

     WHEREAS, the Executive is in the employ of the Company, serving as its __________________________; and

     WHEREAS, the experience, knowledge of the affairs of the Company, and reputation and contacts in the industry of the Executive are so valuable that assurance of the Executive's continued service is essential for the future growth and profits of the Company, and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure the Executive's remaining in the Company's employment during the Executive's lifetime or until the age of retirement; and

     WHEREAS, it is the desire of the Company that the Executive's services be retained as herein provided; and

     WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to the Executive or the Executive's beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.


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     NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                    AGREEMENT

     The Executive and the Company agree as follows:


                                    Article I
                                   Definitions

     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Change of Control" means the Executive's Termination of Employment for reasons other than death, disability, retirement, or substantially diminished duties of the Executive, within twelve (12) months of the acquisition, directly or indirectly, by any "person" (as such term is defined for purposes of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")) of the beneficial ownership (as such term is defined for purposes of Section 13(d)(1) of the Exchange Act) of the shares of the Company which, when added to the other shares the beneficial ownership of which is held by such acquiror, shall result in such acquiror owning more than forty percent (40%) of the combined voting power of the Company's then outstanding voting securities. Not included in the foregoing is an acquisition of such shares by:

     (a)  the Company or any subsidiary or affiliate of the Company; or

     (b) any person (as defined above) who on the date of this Agreement is a director of the Company or whose shares or stock therein are treated as beneficially owned (as defined in Rule 13d-3 of the Exchange Act) by any such director.

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          1.1.1 "Code" means the Internal Revenue Code of 1986, as amended.

          1.1.2 "Common Stock" means the common stock of the Company that has the greatest voting rights.

          1.1.3 "Common Stock Fair Market Value" means the value of the Company's stock as traded on a public stock exchange.

          1.1.4 "Disability" means, if the Executive is covered by a Company-sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          1.1.5 "Dividends" means the quarterly per share dividend paid by the Company to common shareholders multiplied by the number of shares in the phantom stock account as of the dividend payment date.

          1.1.6 "Dividend Payment Date" means the date that dividends are paid by the Company to common shareholders.

          1.1.7 "Early Retirement Age" means the Executive's 60th birthday.

          1.1.8 "Extraordinary Items" means those items of the Company which are recognized by Generally Accepted Accounting Principles as extraordinary, that substantially

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     affect shareholder equity and/or the Company's assets. Examples of such items are stock redemptions, mergers, acquisitions, stock splits and other items of that nature.

          1.1.9 "Normal Retirement Age" means the Executive's 65th birthday.

          1.1.10 "Normal Retirement Date" means the later of the Executive's Termination of Employment or the Executive's Normal Retirement Age.

          1.1.11 "Peer Group ROE" means the ROE of a peer group of banks as defined in the SNL Executive Compensation Review (published by SNL Securities LC). The peer group to be the national ROE based on asset size category.

          1.1.12 "Return On Equity" means the Company's after tax net income at the end of the most recent fiscal year, adjusted for Extraordinary Items, divided by the Company's average equity for the fiscal year.

          1.1.13 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

          1.1.14 "Valuation Date" means the last day of the Plan Year.

                                    Article 2
                               Phantom Stock Award

     2.1 Phantom Stock Award. The Return On Equity ("ROE") determined as of December 31 of each Plan Year shall determine the Executive's Phantom Stock Award Percentage, in accordance with the following chart:


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    If the Company's ROE
    is greater or equal to                                       Phantom Stock
    the Peer Group ROE by:             and less than            Award Percentage
    ----------------------             -------------            ----------------

               0%                          10%                          0%
              10%                          20%                       7.50%
              20%                          30%                      10.00%
              30%                          40%                      12.50%
              40%                          50%                      15.00%
              50%                          60%                      17.50%
              60%                          70%                      20.00%
              70%                          80%                      25.00%
              80%                          90%                      30.00%
              90%                         100%                      35.00%
             100%                          --                       40.00%

     * Average Peer Group ROE as reported by SNL Securities.

     The above chart is specifically subject to change at the sole discretion of the Company's Board of Directors.

     2.2 Phantom Stock Credit. On March 31 of each Plan Year, the Company shall credit the Phantom Stock Account with the Phantom Stock Award which shall be recorded in accordance with Article 3 of this Agreement. The Executive's annual "Phantom Stock Award" shall be declared within 90 days of December 31 of each Plan Year commencing with the Plan Year ending on December 31, 1997.

                                    Article 3
                              Phantom Stock Account

     3.1 Establishing and Crediting. The Company shall establish a "Phantom Stock Account" on its books for the Executive, and shall credit to the Phantom Stock Account the following amounts:


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          3.1.2 Phantom Stock Awards. The Executive must be employed on the
     Valuation Date to be eligible for a Phantom Stock Award. Each annual Phantom Stock Award is calculated by:

          (1) determining a dollar amount by multiplying the Executive's current annual base salary on the Valuation Date by the Phantom Stock Award Percentage (see Section 2.1 of this Agreement); and

          (2) converting the dollar amount determined in (1) to shares of Phantom Stock. One share of Phantom Stock shall be the equivalent in value to one share of the Company's Common Stock.

          For example, if the 1998 Plan Year produces a Company ROE of 26% greater than the Company's peer group, then the Phantom Stock Award percentage is 10% (see Section 2.1). If it is assumed that the Executive's current annual base salary in effect at December 31, 1998 is $80,000 then the dollar amount of the Phantom Stock Award is $8,000 ($80,000 times 10%). If it is assumed that one share of the Company's Common Stock is worth $50 on December 31, 1998, then the shares of Stock credited to the Phantom Stock Account would be 160 ($8,000 divided by $50).

          3.1.5 Dividends and Extraordinary Items. On the Dividend Payment Date, the shares of Phantom Stock in the Phantom Stock Account shall be increased by the amount of Dividends, (as defined in Section 1.1.5), divided by the Common Stock Fair Market Value as of the Dividend Payment Date. For example, assume the Executive's Phantom Stock Account contains 100 shares of Phantom Stock immediately prior to the payment of Company's quarterly common cash dividend, the quarterly cash dividend is $0.20 per share and the Common Stock Fair Market Value is $20.00. On the dividend payment date, the Executive's Phantom Stock Account shall be credited with one (1) share of Phantom Stock.


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          Extraordinary items such as stock splits, reverse splits, or stock dividends shall increase or decrease the share in the Phantom Stock Account Balance as of the date that such item is paid to or redeemed by common shareholders. For example, if it is assumed that the Executive's Phantom Stock Account contains 100 shares of Phantom Stock as of July 1, the date that a 20% stock redemption is effected by the Company, the Executive's Phantom Stock Account will be reduced by 20% to 80 shares of Phantom Stock [100 minus (100 times 20%)] as of that date. Conversely, if it is assumed that the facts are the same except that instead of a redemption, the Company declares a stock dividend of 20%, the Executive's Phantom Stock Account will be increased by 20 shares to a total of 120 shares of Phantom Stock (100 shares times 1.20) on July 1. The adjustment to the Phantom Stock Account is made to all of the shares of Phantom Stock without regard to vested amounts.

          3.1.6 Interest. No interest shall be credited on the Phantom Stock Account at any time. The value of the Phantom Stock Account shall be solely dependent on the appreciation and depreciation of the Common Stock.

     3.2 Phantom Stock Account Value. The Phantom Stock Account shall be valued not less than annually by multiplying the number of Phantom Shares by the Common Stock Fair Market Value. The annual valuation date shall be December 31 of each Plan Year.

     3.3 Hardship. If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Executive occurs, the Executive, by written instructions to the Company may petition the Company to distribute Phantom Stock Account under this Agreement, pursuant to Section 4.6.

     3.4 Statement of Accounts. The Company shall provide to the Executive by April 1 of each plan year this Agreement is in effect, a statement setting forth the Phantom Stock Account balance.


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     3.5 Accounting Device Only. The Phantom Stock Account is solely a device for measuring amounts to be paid under this Agreement. The Phantom Stock Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.

                                    Article 4
                                Lifetime Benefits

     4.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Phantom Stock Account balance for the Plan Year ending on or immediately prior to the Executive's Normal Retirement Date.

          4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in the form of an annuity payable in 180 equal monthly installments commencing on the first day of the month following the Executive's Normal Retirement Date. Interest shall be credited to the unpaid balance of the benefit amount at an annual rate of 8.0%, compounded monthly, during the applicable installment period.

     4.2 Early Retirement Benefit. Upon Termination of Employment before the Normal Retirement Age, but on or after the Executive has attained the Early Retirement Age, for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.


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          4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the
     Phantom Stock Account balance for the Plan Year ending on or immediately prior to the date of the Executive's Termination of Employment.

          4.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in the form of a fixed annuity payable in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. Interest shall be credited on the unpaid balance of the benefit amount at an annual rate of 8.0%, compounded monthly, during the applicable installment period.

     4.3 Early Termination Benefit. Upon Termination of Employment before the Early Retirement Age, for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1 Amount of Benefit. The benefit under this Section 4.3 is determined by a formula based on the shares in the Phantom Stock Account balance on the Valuation Date, on or immediately prior to the date of the Executive's Termination of Employment. The number of shares as of such Valuation Date shall be divided by 5. For the initial Valuation Date and the following 4 consecutive Valuation Dates 115 of the shares of Phantom Stock in the Executive's Phantom Stock Account shall be valued to determine the benefit. Each annual benefit shall be divided by 12 to determine the monthly benefit payment.

          For example, if the number of shares which have been credited to the Executive's account equals 100 shares on the date of the Executive's Termination of Employment, then for the first year commencing on the first day of the month following the Executive's Termination of Employment the benefit shall equal 20 shares times the Common Stock Fair Market Value as of the Valuation Date on or immediately prior to the Executive's Termination of Employment. The second year's benefit shall equal 20 shares times the

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     Common Stock Fair Market Value as of the Valuation Date following the
     Valuation Date on or immediately prior to the Executive's Termination of Employment and so forth.

          4.3.2 Payment of Benefit. The Company shall pay the monthly benefit amounts determined in this Section 4.3 to the Executive over 60 consecutive months.

     4.4 Disability Benefit. If the Executive terminates Employment for Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under, this Agreement.

          4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the Phantom Stock Account balance for the Plan Year ending on or immediately prior to the date of the Executive's Termination of Employment.

          4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in the form of a fixed annuity payable in 180 equal monthly installments commencing on the first day of the month following the Executive's Termination of Employment. Interest shall be credited on the unpaid balance of the benefit amount at an annual rate of 8.0%, compounded monthly, during the applicable installment period.

     4.5 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 4.5 in lieu of any other benefit under this Agreement.

          4.5.1 Amount of Benefit. The benefit under this Section 4.5 is the Phantom Stock Account Balance for the Plan Year ending on or immediately prior to the date of the Executive's Termination of Employment.


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          4.5.2 Payment of Benefit. The Company shall pay the benefit to the
     Executive in a lump sum which is to be paid within 60 days following the Executive's Termination of Employment.

     4.6 Hardship Distribution. Upon the Company's determination (following petition by the Executive) that the Executive has suffered an unforeseeable financial emergency as described in Section 3.3, the Company shall distribute to the Executive all or a portion of the Phantom Stock Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

                                    Article 5
                                 Death Benefits

     5.1 Death During Active Employment. If the Executive dies while in the active Employment of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5. 1.

          5.1.1 Amount of Benefit. The benefit under Section 5.1 is the greater of the Phantom Stock Account balance or $ 1,129,885.

          5.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive's

                                    Article 7
                               General Limitations

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:


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     7.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the parachute payment rules under Section 280G of the Code.

     7.2 Termination for Cause. If the Company terminates the Executive's Employment for:

          7.2.1 Gross negligence or gross neglect of duties;

          7.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          7.2.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment.

     7.3 Suicide or Material Misstatement. If the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 8
                          Claims and Review Procedures

     8.1 Claims Procedure. The Company shall notify the Executive, the Executive's beneficiary, or any other party who claims a right to an interest under the Agreement (the "Claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken

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if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                    Article 9
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive except that the Company, in its sole discretion, may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would
(i) cause benefits to be taxable to the Executive prior to actual receipt, or
(ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits). In the event of any termination,

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the Executive shall be treated as if the date of termination of the Agreement were on his or her date of Termination of Employment under Section 4.2.

                                   Article 10
                                  Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

     10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     10.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

     10.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or

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garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     10.7 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     10.8 Entire Agreement. This Agreement is the entire agreement between the parties and it contains all of the covenants and agreements between the Executive and the Company.

     10.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          10.9.10 Interpreting the provisions of the Agreement;

          10.9.11 Establishing and revising the method of accounting for the Agreement;

          10.9.12 Maintaining a record of benefit payments;

          10.9.13 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary under this Agreement.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

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EXECUTIVE:                                           COMPANY:

                                                     Belmont National Bank


----------------                                     By:
                                                         -----------------------
                                                     Title :


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                              BELMONT NATIONAL BANK
                       EXECUTIVE INCENTIVE CASH AGREEMENT
                             BENEFICIARY DESIGNATION




I designate the following as beneficiary of any death benefits under Belmont National Bank Executive incentive Cash Agreement:

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.


Signature

Date


Accepted by the Company this ____ day of __________________, 19__.


By

Title


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